Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Net Income of $0.09 per Diluted Share for the Fourth Quarter
and $0.85 per Diluted Share for the Full Year

Normalized FFO of $0.25 per Diluted Share for the Fourth Quarter
and $1.01 per Diluted Share for the Full Year

Company Introduces 2017 Full-Year Normalized FFO Guidance

Board of Directors Increases First Quarter 2017 Cash Dividend by 5.6% to $0.19 per Share

VIRGINIA BEACH, VA, February 9, 2017 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2016 and provided an update on current events.

Highlights include:

•
Net income of $5.1 million, or $0.09 per diluted share, for the quarter ended December 31, 2016 compared to net income of $8.4 million, or $0.19 per diluted share, for the quarter ended December 31, 2015. Net income of $42.8 million, or $0.85 per diluted share, for the year ended December 31, 2016 compared to net income of $31.2 million, or $0.75 per diluted share, for the year ended December 31, 2015.

•
Normalized Funds From Operations (“FFO”) of $13.7 million, or $0.25 per diluted share, for the quarter ended December 31, 2016 compared to Normalized FFO of $10.6 million, or $0.24 per diluted share, for the quarter ended December 31, 2015. Normalized FFO of $50.9 million, or $1.01 per diluted share, for the year ended December 31, 2016 compared to Normalized FFO of $38.7 million, or $0.93 per diluted share, for the year ended December 31, 2015.

•
FFO of $14.7 million, or $0.27 per diluted share, for the quarter ended December 31, 2016 compared to FFO of $9.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2015. FFO of $48.0 million, or $0.96 per diluted share, for the year ended December 31, 2016 compared to FFO of $35.9 million, or $0.87 per diluted share, for the year ended December 31, 2015.

•
Introduced 2017 full-year Normalized FFO guidance in the range of $0.99 to $1.03 per diluted share, as illustrated in the enclosed presentation that can also be found on the Company's website at www.ArmadaHoffler.com. The Company's executive management will provide further details regarding its 2017 earnings guidance during today's webcast and conference call.

•
Announced that its Board of Directors declared a cash dividend of $0.19 per common share for the first quarter of 2017, representing a 5.6% increase over the prior quarter’s cash dividend and the third increase in three years totaling approximately 19% dividend growth.

•	Same Store Net Operating Income (“NOI”) increased for the tenth consecutive quarter.

•
Core operating property portfolio occupancy at 94.3% compared to 95.3% as of December 31, 2015. The decrease in occupancy is primarily due to existing tenants within Town Center expanding and relocating to our 4525 Main Street tower, which is a non-core office property.

•
Agreed to develop, build and own a 100,000 square foot office tower anchored by Newport News Shipbuilding, a division of Huntington Ingalls Industries (NYSE:HII), as part of an ongoing public-private partnership with the City of Newport News on the Brooks Crossing development project.

•
Closed on the acquisition of Columbus Village II, a 92,000 square foot retail and entertainment center adjacent to the Town Center of Virginia Beach, Virginia. Combined with Columbus Village I, which was acquired in 2015, the resulting contiguous 12 acres are a prime target for redevelopment and ultimate integration into the dynamic Town Center environment.

•	Closed on the acquisition of Renaissance Square, an 80,000 square foot Harris Teeter-anchored retail center located in the greater Charlotte area of North Carolina.

•	Added to the MSCI U.S REIT Index (RMZ) effective as of the close of the market on November 30, 2016.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, "While I am pleased to report another quarter and year of bottom-line per share growth, I’m more excited about the value that we’ve delivered to our shareholders this past year and our potential for future growth over the coming years. Our total shareholder return for 2016 was 47 percent, significantly outperforming both the RMS and Russell 2000 indices. And when I look at the quality of assets and locations in our development pipeline, there’s good reason to be optimistic about the future growth potential of our Company."

Operating Performance

The fourth quarter and full year changes in net income, Normalized FFO and FFO were positively impacted by property acquisitions, organic same store NOI growth and higher interest income, which were partially offset by lower construction segment gross profits and higher interest expense. The full year change in net income was also positively impacted by higher gains on real estate dispositions, which were partially offset by higher depreciation and amortization expense from acquired properties and new properties placed into service. For the fourth quarter, both net income and FFO were positively impacted by mark-to-market gains on interest rate derivatives. Net income for the fourth quarter was negatively impacted by the decrease in gains on real estate dispositions when compared to the fourth quarter of 2015.

At the end of the fourth quarter, the Company’s office, retail and multifamily core operating property portfolios were 89.9%, 95.8% and 94.3% occupied, respectively. The decrease in office occupancy is primarily due to existing tenants within Town Center expanding and relocating to our 4525 Main Street tower, which is a non-core office property.

Total construction contract backlog was $217.7 million at the end of the year.

Balance Sheet and Financing Activity

As of December 31, 2016, the Company had $527 million of total debt outstanding, including $107 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 46% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of December 31, 2016. After considering LIBOR interest rate caps with strike prices at or below 150 basis points, as of December 31, 2016, approximately 97% of the Company’s debt was fixed or hedged.

During the fourth quarter, the Company raised an aggregate of $17.4 million of gross proceeds under its At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $14.10 per share. For the year ended December 31, 2016, the Company raised an aggregate of $68.5 million of gross proceeds under the ATM at a weighted average price of $12.89 per share.

Outlook

The Company is introducing its 2017 full-year Normalized FFO guidance in the range of $0.99 to $1.03 per diluted share, as illustrated in the enclosed presentation that can also be found on the Company's website at www.ArmadaHoffler.com. The Company's executive management will provide further details regarding its 2017 earnings guidance during today's webcast and conference call.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 9, 2017 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Thursday, March 9, 2017 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13652128.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic and Southeastern United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook, guidance and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$894,078	$579,000
Held for development	680	1,180
Construction in progress	13,529	53,411
Accumulated depreciation	(139,553)	(125,380)
Net real estate investments	768,734	508,211

Real estate investments held for sale	—	40,232

Cash and cash equivalents	21,942	26,989
Restricted cash	3,251	2,824
Accounts receivable, net	15,052	21,982
Notes receivable	59,546	7,825
Construction receivables, including retentions	39,433	36,535
Construction contract costs and estimated earnings in excess of billings	110	88
Equity method investments	10,235	1,411
Other assets	64,165	43,450
Total Assets	$982,468	$689,547

LIABILITIES AND EQUITY
Indebtedness, net	$522,180	$377,593
Accounts payable and accrued liabilities	10,804	6,472
Construction payables, including retentions	51,130	52,067
Billings in excess of construction contract costs and estimated earnings	10,167	2,224
Other liabilities	39,209	25,471
Total Liabilities	$633,490	$463,827
Total Equity	348,978	225,720
Total Liabilities and Equity	$982,468	$689,547

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenues
Rental revenues	$26,516	$21,771	$99,355	$81,172
General contracting and real estate services	50,475	41,309	159,030	171,268
Total revenues	76,991	63,080	258,385	252,440

Expenses
Rental expenses	5,670	4,948	21,904	19,204
Real estate taxes	2,542	2,110	9,629	7,782
General contracting and real estate services	49,039	40,203	153,375	165,344
Depreciation and amortization	9,692	6,162	35,328	23,153
General and administrative	2,688	2,100	9,552	8,397
Acquisition, development and other pursuit costs	77	885	1,563	1,935
Impairment charges	171	18	355	41
Total expenses	69,879	56,426	231,706	225,856

Operating income	7,112	6,654	26,679	26,584

Interest income	1,300	126	3,228	126
Interest expense	(4,573)	(3,411)	(16,466)	(13,333)
Loss on extinguishment of debt	—	(102)	(82)	(512)
Gain on real estate dispositions	93	4,987	30,533	18,394
Change in fair value of interest rate derivatives	1,323	9	(941)	(229)
Other income (loss)	(7)	63	147	119
Income before taxes	5,248	8,326	43,098	31,149
Income tax provision	(103)	117	(343)	34
Net income	5,145	8,443	42,755	31,183

Per diluted share	$0.09	$0.19	$0.85	$0.75

Weighted average shares outstanding	54,258	43,438	50,224	41,383

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net income	$5,145	$8,443	$42,755	$31,183

Depreciation and amortization	9,692	6,162	35,328	23,153
Gain on dispositions of operating real estate(1)	(93)	(4,987)	(30,103)	(18,394)

Funds From Operations (FFO)	$14,744	$9,618	$47,980	$35,942

Acquisition costs	77	885	1,563	1,935
Impairment charges	171	18	355	41
Loss on extinguishment of debt	—	102	82	512
Change in fair value of interest rate derivatives	(1,323)	(9)	941	229

Normalized FFO	$13,669	$10,614	$50,921	$38,659

FFO per diluted share	$0.27	$0.22	$0.96	$0.87

Normalized FFO per diluted share	$0.25	$0.24	$1.01	$0.93

Weighted average shares outstanding	54,258	43,438	50,224	41,383

(1) Excludes gains on non-operating undepreciated real estate of $430 for the year ended December 31, 2016.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684